EXHIBIT 16.3

November 5, 2012

British Columbia Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission—Securities Division

The Manitoba Securities Commission

Ontario Securities Commission

Autorité des marches financiers

Newfoundland Consumer Commercial Affairs Branch

Nova Scotia Securities Commission

Prince Edward Island Securities Office

Dear Sirs/Mesdames:

Re:	Ritchie Bros. Auctioneers Incorporated (the “Corporation”)

We acknowledge receipt of the notice of change of auditors dated October 31, 2012, delivered to us by the Corporation in respect of the Corporation’s decision not to propose to shareholders the re-appointment of KPMG LLP as auditors and the subsequent decision of the Corporation to propose to shareholders the appointment of Ernst & Young LLP as auditors at the Annual and Special Meeting of Shareholders of the Corporation (or any adjournment thereof) to be held on April 25, 2013.

Please be advised that, in connection with National Instrument 51-102—Continuous Disclosure Obligations, we hereby notify you that we have read the Corporation’s Notice of Change of Auditors dated October 31, 2012 (the “Notice”) and, based on our knowledge at this time of the information contained in such Notice, are in agreement with the information contained therein.

Sincerely,

Ernst & Young LLP

cc:	Ritchie Bros. Auctioneers Incorporated

KPMG LLP

A member firm of Ernst & Young Global Limited